Press Release dated: October 20, 1998

NEWS RELEASE
FOR IMMEDIATE DISTRIBUTION

INNOVO RECEIVES $1,798,000 FOR
SALE OF STOCK AT $2.00 PER SHARE

SPRINGFIELD, TENNESSEE, October 20, 1998 - INNOVO GROUP INC. (NASDAQSymbol:
INNO), a manufacturer and supplier to national and international retailers, including Wal-Mart, K-Mart, Michael's, Hobby Lobby, Dollar General, Goody's and Fabri-Center, announced today that the company has received $1,798,000 from the sale of 899,000 shares of common stock to FHD-II, LLC at $2 per share.

The FHD-II, LLC entity is owned by Board members Sam Furrow and Robert Talbott. Subsequent to this transaction, FHD-II, LLC owns 19.9% of Innovo common stock with ownership by all Board members collectively representing 41.8% of the common stock outstanding. Furthermore, the shares purchased by FHD-II, LLC were not discounted to the market, they are restricted by the 144 regulations and can only be resold on a prorata basis over a 24 month period.

L.E. Smith, CEO of Innovo, stated that "this cash infusion will give Innovo the opportunity to further implement the company's long term business plan for increasing profitability. The money will be used to pay down existing outstanding debt, to decrease accounts payable and accrued expenses. Furthermore, the money will provide the company with financial resources to develop new markets for the company's products. This capital infusion should position the company to generate the revenues and profits necessary to further shareholder value."

Innovo Group Inc. designs, markets, manufacturers and distributes fashion and sports licensed nylon and canvas products for the multi-billion dollar crafts industry and retail sector in the United States and Europe. Under licensing agreements, the Company's sports lines feature the designs of the NBA, NFL, Major League Baseball, NHL, numerous collegiate teams, Walt Disney and Warner Brothers. Innovo also has certain exclusive and non-exclusive manufacturing and distribution rights for NASCAR licensed products.

This press release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's product, product demand, competition, capital adequacies, access to additional capital, if required, and other risks and uncertainties detailed from time to time in the Company's periodic reports including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

Listed:  NASDAQ SmallCap Exchange
Trading Symbol:  INNO

Contact:  Jay Furrow, V.P. of Corporate Development, (615)384-0100